ORAGENICS

Corporate Presentation

November 2023
NYSE American: OGEN

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the ability of the Company to successfully close the Odyssey acquisition, the ability of the Company to timely and successfully achieve the anticipated benefits of acquiring the Odyssey assets and the Company’s future performance, business prospects, events and product development plans. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability increase its authorized shares of Common Stock and satisfy the other closing conditions related to the Odyssey acquisition; the Company’s ability to obtain a quorum at future shareholders meetings;; the Company’s ability to advance the development of its product candidates, including its vaccine candidate and lantibiotics candidate, under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to the outcome of preclinical studies, nasal administration, transmission, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth is as of the date hereof unless otherwise indicated. You should consider these factors in evaluating the forward-looking statements included and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

At Oragenics, Nasal Drug Delivery is our Future

The global nasal drug delivery technology market is projected to grow to $112B by 2030

Why? New technologies are emerging that leverage the nasal cavity's ability to enhance drug bioavailability and to lower systemic exposure. This is good news for patients across multiple therapeutic areas.

At Oragenics, we are investing in this future and expanding our pipeline further into nasal drug delivery. We believe we can make a difference in high-need areas where there are currently few options available.

https://finance.yahoo.com/news/global-nasal-drug-delivery-technology-214500912.html

Nasal delivery offers many advantages

- **Over the past 10 years, interest in intranasal drug delivery in pharmaceutical Research & Development has increased**
- **Nasal delivery offers many advantages over standard systemic delivery systems, such as its non-invasive character, a fast onset of action and in many cases reduced side effects due to a more targeted delivery**
- **Intranasal drug delivery in the field of drug development is an interesting delivery route for the treatment of neurological disorders. Systemic approaches often fail to efficiently supply the Central Nervous System with drugs.**

https://www.ncbi.nlm.nih.gov/pmc/articles/PMC7829061/

Our Areas of Focus – present and future



The acquisition of assets from Odyssey Health, Inc., if successful, is anticipated to build on our expertise in intranasal platforms and expand our portfolio into more areas of unmet medical need

Today:

Intranasal Vaccines

Lantibiotics

+

After ODYY agreement closes:

Novel Nasal Delivery Platform

Concussion

Neimann Pick Disease Type C

The Deal Highlights

- On October 5, 2023, Oragenics and Odyssey Health, Inc., entered into a definitive agreement to acquire assets related to Odyssey's proprietary neurological drug therapies
- These assets include Odyssey's proprietary formulation and nasal delivery system as well as drug candidates for treating concussion and for Neimann Pick Disease Type C
- Expected to close in December 2023 subject to closing conditions, of which there can be no assurances
- Transaction is expected to add key members to the company's executive and R&D teams, adding significant value

For more information on the transaction, go to:

https://ir.oragenics.com/all-sec-filings?page=2#document-3726-0001493152-23-035743

Oragenics' expected portfolio expansion

Successful in Phase 1 Clinical Trial for Concussion

Proprietary powder formulation and intranasal administration allows rapid and direct accessibility to the brain

This asset (called ONP-002) is intended to treat concussion

- **Allows patients to blow into device which closes the soft palate eliminating the flow of drug to the lungs or esophagus**
- **Minimizes systemic exposure and side effects**
- **Easily crosses the Blood Brain Barrier**
- **Novel Neurosteroid Compound**

- **In animals, ONP-002 significantly improves short-term memory, sensory-motor performance (>2X) and reduces depression and anxiety-like behaviors. All within 48-hrs of brain-injury (https://eureka.patsnap.com/patent-US20160168190A1)**
- **IND-enabling and Toxicology studies have shown ONP-002 to have a large safety margin***
- **Successfully Completed a Phase 1 Clinical Trial***


Intranasal delivery device
Delivery method


SAMPLE: 3
SHOT: 1

The powder begins to expand at 1" from the end of the nozzle and becomes fully aerated around 5"

***Data on file**

Oragenics, Inc.
4902 Eisenhower Blvd., Suite 125
Tampa, FL 33634
www.oragenics.com

ORAGENICS

For More Information

Corporate:
Janet Huffman
Chief Financial Officer
813.286.7900 ext. 246 | jhuffman@oragenics.com

Investors:
Tirth T. Patel
LHA Investor Relations
212.201.6614 | tpatel@lhai.com

NYSE American: **OGEN**